EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-146349 and 333-153273 on Form S-8 and 333-159012 on Form S-3 of our reports dated February 24, 2016, relating to the consolidated financial statements and financial statement schedule of Cinemark Holdings, Inc. and the effectiveness of Cinemark Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 24, 2016